EXHIBIT 10.8(c)

CHANGE IN CONTROL SEVERANCE AGREEMENT WITH JACK BOWDOIN, DATED JANUARY 1, 2003

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) entered into this 1st day of January, 2003 (“Effective Date”), by and between Heritage Bank (the “Bank”) and Jack Bowdoin (the “Employee”).

WHEREAS, the Employee is currently employed by the Bank as Senior Vice President and is experienced in all phases of the financial service industry and the business of the Bank; and

WHEREAS, the parties desire by this writing to set forth the rights and responsibilities of the Bank and Employee if the Bank should undergo a Change in Control (as defined hereinafter in the Agreement) after the Effective Date.

NOW, THEREFORE, it is AGREED as follows:

1.        Employment.

The Employee is employed in the capacity as a Senior Vice President of the Bank. The Employee shall render such administrative and management services to the Bank and CCF Holding Company (“Parent”) as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee’s other duties shall be such as the President or the Board of Directors for the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank and the Parent. The Employee shall devote his full time and attention to the performance of his duties under this Agreement. During the term of Employee’s employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank or Parent.

2.        Term of Agreement.

The term of this Agreement shall be for the period commencing on the Effective Date and ending twelve (12) months thereafter (“Term”). The term of this Agreement may be extended for additional one year periods beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that the Term of such Agreement shall be extended.

3.        Termination of Employment.

(a)       If this Agreement terminates as a result of (i) Employee’s death, (ii) Employee’s disability which renders Employee unable to perform the essential functions of his job even with reasonable accommodation, (iii) expiration of the initial or extended Term, as set forth above, (iv) mutual agreement between Employee and the Bank, or (v) termination by the Bank for Just Cause (defined below), then Employee shall be entitled to receive his base salary through the termination date and thereafter the Bank shall have no further obligations under this Agreement, but Employee shall continue to be bound by Section 7 below, and all other post-termination obligations to which Employee is subject, including, but not limited to, the obligations contained in this Agreement.

(b)       If the Bank terminates this Agreement for any reason not stated in sub-clauses (i) – (v) of Section 3(a) above and Section 4(a) below does not apply, then the Bank shall pay Employee a separation payment equal to six months base salary in effect as of the date of termination, payable over a period of six months (the “Separation Pay Period”) in accordance with the Company’s normal payroll practices. The Bank’s obligation to make the separation payments shall be conditioned upon Employee’s: (i) execution of a Separation and Release Agreement in a form prepared by the Bank whereby Employee releases the Bank from any and all liability and claims of any kind; and (ii) compliance with the restrictive covenants (Sections 7) and all post-termination obligations to which Employee is subject, including, but not limited, the obligations contained in this Agreement. The Bank’s obligation to make the separation payments set forth in this Section 3(b) shall terminate immediately upon any breach by Employee of any post-termination obligations to which he is subject.

4.        Termination of Employment in Connection with or Subsequent to a Change in Control.

(a)       Notwithstanding any provision herein to the contrary, in the event that, in connection with, or within twelve (12) months after, a Change in Control of the Bank or Parent, the Bank terminates Employee’s employment under this Agreement for any reason not stated in sub-clauses (i) – (v) of Section 3(a) above, then Employee shall be paid an amount equal to 100% of the taxable compensation paid to Employee by the Bank for the twelve month period prior to the date of termination of employment (whether said amounts were received or deferred by the Employee) and the costs associated with maintaining coverage under the Bank’s medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment for a period of one year thereafter (such amounts to be referred to collectively as the “Change in Control Payments”). Said sum shall be paid, at the option of Employee, either in one (1) lump sum within thirty (30) days of such termination discounted to the present value of such payment using as the discount rate the “prime rate” as published in the Wall Street Journal Eastern Edition as of the date of such payment minus 100 basis points, or (2) in periodic payments over the next 12 months, and such payments shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Codes of 1986, as amended (the “Code”) and be subject to the excise tax provided at Section 4999 (a) of the Code. The Change in Control Payments shall be provided to Employee in lieu of any benefits to which Employee may be entitled to receive under Section 3(b) above; provided, however, that Employee’s right to receive the Change in Control Payments shall be conditioned upon Employee’s: (i) execution of a Separation and Release Agreement in a form prepared by the Bank whereby Employee releases the Bank from any and all liability and claims of any kind; and (ii) compliance with the restrictive covenants (Section 7) and all post-termination obligations to which Employee is subject, including, but not limited, the obligations contained in this Agreement. The Bank’s obligation to make the Change in Control Payments shall terminate immediately upon any breach by Employee of any post-termination obligations to which he is subject. For purposes of this Agreement, the term “Change in Control” shall mean: (i) the execution of an agreement for the sale of all, or a material portion, of the assets of the Bank or the Parent; (ii) the execution of an agreement for a merger or recapitalization of the Bank or the Parent or any merger or recapitalization whereby the Bank or the Parent is not the surviving entity; (iii) a change in control of the Bank or the Parent, as otherwise defined or determined by the Georgia Department of Banking and Finance or the Federal Deposit Insurance Corporation or regulations promulgated by them; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13 (d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Bank or the Parent by any person, trust, entity or group. The term “person” means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(b)       Notwithstanding any other provision of this Agreement to the contrary except as provided at Sections 5 (b), 5 (c), 5 (d), 5 (e) and 6, Employee may voluntarily terminate his employment under this Agreement within twenty-four months following a Change in Control of the Bank or Parent, and Employee shall thereupon be entitled to receive the payment and benefits described in Section 4 (a) of this Agreement, upon the occurrence, or within ninety (90) days thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee’s primary office as of the signing of this Agreement; (ii) if the Bank or Parent should fail to maintain the Employee’s base compensation in effect as of the date of the Change in Control and existing employee benefits plans, including material fringe benefit, stock option and retirement plans, except to the extent that such reduction in benefit programs is part of an overall adjustment in benefits for all employees of the Bank or Parent and does not disproportionately adversely impact the Employee; (iii) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; or (iv) if Employee’s responsibilities or authority have in any way been materially diminished or reduced. A voluntarily termination of Employee’s employment by Employee as described in this Section 4(b) shall be referred to as a “resignation for Good Reason.”

5.        Other Changes in Employment Status.

(a)       Except as provided for in Section 4 above, the Board of Directors may terminate the Employee’s employment at any time with or without Just Cause within its sole discretion. This Agreement shall not be deemed to give Employee any right to be retained in the employment or service of the Bank, or to interfere with the right of the Bank to terminate the employment of the Employee at any time. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for “Just Cause” shall include termination because of (i) Employee’s insubordination, (ii) Employee’s breach of this Agreement, (iii) any act or omission by Employee which is, or is likely to be, injurious to the Bank or the business reputation of the Bank, (iv) Employee’s dishonesty, fraud, malfeasance, negligence or misconduct, (v) Employee’s failure to satisfactorily perform his duties, to follow the direction (consistent with his duties) of the President or the Board or any other individual to whom Employee reports, or to follow the policies, procedures, and rules of the Bank, (vi) Employee’s arrest, indictment for, or conviction of, or Employee’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude, or (vi) Employee’s resignation other than a resignation for Good Reason.

(b)       If the Employee is removed and/or permanently prohibited from participating in the conduce of the Bank’s affairs by an order issued under Sections 8 (e) (4) or 8 (g) (1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818 (e) (4) and (g) (1) ), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(c)       If the Bank is in default (as defined in Section 3 (x) (1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)       All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Bank’s primary regulator, or his or her designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13 (c) of FDIA; or (ii) by the Bank’s primary regulator, or his or her designee, at the time that they, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Georgia Department of Banking and Finance to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)       Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC 1828 (k) and any regulations promulgated thereunder.

6.        Suspension of Employment.

If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8 (e) (3) or (g) (1) of the FDIA (12 U.S.C. 1818 (e) (3) and (g) (1) ), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

7.        Restrictive Covenants. Employee acknowledges that he has had access to Confidential Information, 1 Trade Secrets, and information concerning employees and customers of the Bank. Employee also acknowledges that the Trade Secrets and Confidential Information, and the relationship between the Bank and each of its Employees and Customers, are valuable assets of the Bank and may not be used for any purpose other than the Bank’s Business. Employee acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Bank, and will not impair or infringe upon Employee’s right to work or earn a living after his employment with the Bank ends.

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       1   All capitalized terms contained in this Section 7 are defined in sub-section 7(e).

(a)       Trade Secrets and Confidential Information. Employee represents and warrants that: (i) he is not subject to any legal or contractual duty or agreement that would prevent or prohibit him from performing his duties for the Bank or otherwise complying with this Agreement, and (ii) he is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party. Employee agrees that he will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Bank’s Business, except as authorized in writing by the Bank; (ii) during his employment with the Bank, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by Employee during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Employee’s resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Employee’s possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Bank’s written consent. The obligations under this Section 7(a) shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Bank is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

(b)       Non-Solicitation of Customers. During the Restricted Period, Employee will not directly or indirectly solicit any Customer of the Bank for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section 7(b) apply only to the Customers with whom Employee had Contact.

(c)       Non-Recruit of Employees. During the Restricted Period, Employee will not directly or indirectly solicit, recruit or induce any Bank Employee to (a) terminate his or her employment relationship with the Bank or (b) work for any other person or entity engaged in the Business.

(d)       Non-Competition. During the Restricted Period, Employee will not, on his own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any of the activities which he performed as Senior Vice President of the Bank, or which are substantially similar to those which he performed for the Bank. Nothing in this Section 7(d) shall be construed to prohibit Employee from performing activities which he did not perform for the Bank.

(e)       Definitions. The capitalized terms in this Section 7 shall be defined as follows:

(i)        “Bank Employee” means any person who (i) is employed by the Bank at the time Employee’s employment with the Bank ends, (ii) was employed by the Bank during the last year of Employee’s employment with the Bank (or during Employee’s employment if employed less than a year), or (iii) is employed by the Bank during the Restricted Period.

(ii)      “Business” means the business of providing financial and banking services to individual consumers and businesses.

(iii)     “Confidential Information” means (a) information of the Bank, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Bank, (ii) possesses an element of value to the Bank, (iii) is not generally known to the Bank’s competitors, and (iv) would damage the Bank if disclosed, and (b) information of any third party provided to the Bank which the Bank is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Bank, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Bank, and (vi) information concerning the Bank’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating Section 7 of this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

(iv)     “Contact” means any interaction between Employee and a Customer which (a) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Bank, and (b) occurs during the last year of Employee’s employment with the Bank.

(v)       “Customer” means any person or entity to whom the Bank has sold its products or services, or solicited to sell its products or services.

(vi)     If Employee’s employment terminates and sub-section 3(a) above applies, then the “Restricted Period” shall mean the time period during Employee’s employment with the Bank and for twelve (12) months after Employee’s employment with the Bank ends. If Employee’s employment terminates and sub-section 3(b) above applies, then the “Restricted Period” shall mean the time period equal to the Separation Pay Period, as defined in Section 3(b) above. If Employee’s employment terminates and sub-section 4(a) applies, then the “Restricted Period” shall mean the time period during Employee’s employment with the Bank and for twelve (12) months after Employee’s employment with the Bank ends.

(vii)    “Territory” means the 10 mile radius surrounding the location of the Bank’s offices at which the employee is primarily located.

(viii)   “Trade Secrets” means information of the Bank, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8.        Successors and Assigns.

(a)       This agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

(b)       The Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

9.        Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

10.      Applicable Law.

This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Georgia, except to the extent that Federal law shall be deemed to apply.

11.      Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.      Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Bank shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator finding in favor of the Employee. Further, the settlement of the dispute to be approved by the Board of the Bank or the Parent may include a provision for the reimbursement by the Bank or Parent to the Employee for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute.

13.      Entire Agreement.

This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and first hereinabove written.

Heritage Bank
ATTEST:	By:	/s/ DAVID B. TURNER

/s/ CHARLES S. TUCKER

Secretary
WITNESS:
/s/ LYNN F. WYNN	/s/ JACK BOWDOIN

Jack Bowdoin, Employee